CRESTVIEW CAPITAL PARTNERS, LLC


                                                                  April 30, 2007



VIA EMAIL AND MESSENGER

Halo Technology Holdings, Inc. (the "Company")
151 Railroad Avenue
Greenwich, CT 06890

Attn:  Board of Directors

Re: Breach of that certain letter agreement, dated April 17, 2007, between the Company and Crestview Capital Partners, LLC (the "Letter Agreement") related to the acquisition of Empagio, Inc.
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Gentlemen:

         We were dismayed to learn that the Company's senior representatives have been engaged in discussions with respect to an Alternative Transaction (as defined in the Letter Agreement).

         These actions constitute a complete violation of the Company's obligations under paragraph 1 of the Letter Agreement.

         Accordingly, we hereby reiterate our demand (as a follow-up to our prior demands of senior management of the Company) that the Company comply with its obligations under paragraph 1 of the Letter Agreement and that it immediately cease all discussions with any other person or entity regarding an Alternative Transaction (and that it cause its affiliates, subsidiaries, stockholders, officers, directors, employees, agents and representatives to do the same) so that the Company and we can proceed with our efforts to achieve the contemplated Transaction.

          As you know, we have devoted significant resources in an effort to move the proposed Transaction forward as contemplated by the Letter Agreement on an extremely fast time-table, we remain committed to doing so and we find the Company's actions outlandish.

          We intend to hold you, and any others who may have participated in that breach, including creditors, responsible for any and all damages which we may suffer as a result of this breach of the Letter Agreement, and as you must be well aware, the Letter Agreement itself provides that this breach automatically entitles us to reimbursement of
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any and all of our (and the Fund's) legal, transactional and due diligence costs incurred in connection with the Transaction. In addition, as required by paragraph 1 of the Letter Agreement, we hereby reiterate our demand (previously made to the Company's senior management) that the Company immediately provide us with copies of all written materials which it has received with respect to any Alternative Transaction.

         In closing we feel compelled to make three additional points. First, we want to make sure that you understand that you and your related parties and representatives and agents are prohibited by the exclusivity provision from taking any action which is inconsistent with or adverse to the consummation of an acquisition of the business of Empagio by the Fund and its designees. We fully intend to hold you to this obligation and to vigorously defend our exclusive business relationship with the Company, which was fully negotiated by us and which is clear for all to know given our 13D filing, to seek to achieve the proposed Transaction. Second, pursuant to the Letter Agreement, our exclusivity will automatically extend this evening for an additional one week period. Third, and finally, we remain one of the Company's largest interest holders. It has become clear to us in our due diligence process, as we have proceeded with our efforts regarding the proposed Transaction that delay with respect to the Empagio transaction can have a serious adverse affect on Empagio's customers, its contacts and employees. The delay in moving our proposed Transaction forward as a result of the breach by the Company of the Letter Agreement, and any further delay, could truly threaten the value of the Empagio business. As a material interest holder in the Company, we intend to take all legal action we deem necessary or appropriate to protect that investment in the Company and we urge you to reconsider your potentially destructive course and the duties that are applicable when dealing with the value of the Company and a key business asset.

         We trust that, upon reconsideration, you and your representatives will fully commit to completing the proposed Transaction, ignore any interference from any third party interlopers you are not permitted to speak with (who must know you are not permitted to speak with them), and abide by all your obligations under the Letter Agreement.


                                                CRESTVIEW CAPITAL PARTNERS, LLC


                                                By: /s/ Daniel I. Warsh
                                                    ----------------------------
                                                    Name:  Daniel I. Warsh
                                                    Title: Manager